Exhibit 3.1

CERTIFICATE OF ELIMINATION

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

HOLOGIC, INC.

Pursuant to Section 151 of the General Corporation

Law of the State of Delaware

Hologic, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

1. The Certificate of Incorporation of the said Corporation, as amended (the “Certificate of Incorporation”) authorizes the issuance of 200,000 shares of preferred stock, par value $0.01 per share, of the Corporation designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).

2. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:

RESOLVED FURTHER, that none of the authorized shares of preferred stock, par value $0.01, of the Corporation designated as Series A Junior Participating Preferred Stock, is outstanding, and none of such authorized shares of Series A Preferred Stock shall be issued.

RESOLVED FURTHER, that the Corporation be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Corporation’s Certificate of Incorporation all matters set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on November 21, 2013.

RESOLVED FURTHER, that the Authorized Officers are, and each of them hereby is, authorized and directed, for and on behalf of the Corporation and in its name, to execute and file the Certificate of Elimination at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 24th day of June, 2014.

HOLOGIC, INC.

By:	/s/ Mark J. Casey
	Name:	Mark J. Casey
	Title:	Senior Vice President, Chief Administrative Officer and General Counsel